December 29, 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the Common Stock of NVIDIA Corporation and the iShares® Semiconductor ETF due December 4, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated December 1, 2023, related to the notes referred to above (the “pricing supplement”), the Initial Value, Interest Barrier and Trigger Value are as follows:

Initial Value: With respect to each Underlying, the closing value of that Underlying on the Pricing Date, which was 15,997.58 for the Nasdaq-100 Index®, $467.65 for the common stock of NVIDIA Corporation and $516.06 for the iShares® Semiconductor ETF

Interest Barrier / Trigger Value: With respect to each Underlying, 60.00% of its Initial Value, which is 9,598.548 for the Nasdaq-100 Index®, $280.59 for the common stock of NVIDIA Corporation and $309.636 for the iShares® Semiconductor ETF

CUSIP: 48134RSS8

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

Pricing supplement dated December 1, 2023:

http://www.sec.gov/Archives/edgar/data/1665650/000121390023093004/ea166441_424b2.htm

Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

Underlying supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Amendment no. 1 to pricing supplement dated December 1, 2023 to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023